Exhibit 2.1
CHRONICLE COMMUNICATIONS, INC.
P.O. BOX 756 l  140 First Avenue NE
CAIRO, GEORGIA 31728
Phone (912) 377-2111  Fax (912) 377-7748
www.chronicleinc.com
By telephone facsimile (301) 468-7005
January 4, 1999

Randy Bartow
c/o Bartow Communications, Inc.
12156 Parklawn Drive
Rockville, Maryland 20852
Dear Randy:
This letter sets forth the terms upon which Chronicle Communications, Inc., a Georgia corporation ("Chronicle") whose common stock is publicly traded, will acquire all of the issued and outstanding capital stock of Bartow
Communications, Inc., a Maryland corporation, ("BCI").

1. Mr. Bartow is the majority stockholder of BCI and will deliver all of the issued and outstanding common stock at closing. The purchase price to be paid by Chronicle to Mr. Bartow for all of the issued and outstanding capital stock of BCI is (i) $2,000 in cash payable at the closing of the acquisition and (ii) Chronicle common stock purchase options covering 410,000 shares of stock exercisable at $.25 per share and good for five years from the date of closing, subject to approval of board for each exercise thereof. The options will have other normal and customary provisions, including adjustments for stock splits and recapitalizations.

2. The acquisition agreement will provide that BCI will be operated as a separate, wholly owned subsidiary of Chronicle for not less than one year and thereafter can be combined with Chronicle or with another Chronicle subsidiary. The acquisition agreement will provide that Chronicle will supply funding to BCI in the amount of $200,000 delivered in two equal installments on January
31 and March 3, 1999, which funding will be used by BCI exclusively for the payoff of BCI's creditors identified by the parties in an exhibit to the acquisition agreement.

3. Mr. Bartow will enter into a one-year employment agreement with Chronicle and/or BCI which will provide a salary of $50,000 per year, bonuses determined by the board based upon performance and, among other customary provisions, a three year non compete provision. Chronicle or BCI will also provide, at its expense consistent with the current practice of BCI, the same level of health and/or dental insurance now provided by BCI to Mr. Bartow and his family. Mr. Bartow will be employed as President of BCI and serve on its board of directors. Mr. Bartow will also be nominated as a director of Chronicle and Chronicle's affiliated stockholders will agree to vote in favor of Mr. Bartow's election.

4. From the date of acceptance of this letter to the closing, BCI will provide Chronicle, its agents and representatives, with full access to their facilities, books, records, employees, customers, creditors and all other information necessary to perform a due diligence examination of BCI. Mr. Bartow and BCI will provide all material information regarding the business, operations and prospects (financial and otherwise) about BCI and will not omit any material information or information which is needed to make the information provided not misleading. The results of the due diligence examination will be to Chronicle's satisfaction.

5. Until after Chronicle's public announcement of the proposed merger, Mr. Bartow and BCI will maintain the existence of this letter of intent and the acquisition agreement in strictest confidence and will not disclose it to or discuss it with any person other than their personal professional advisors who will likewise be required to maintain such information in strict confidence. With Chronicle's prior approval, Mr. Bartow will be permitted to discuss this matter for purposes which benefit Chronicle. Any such disclosure not permitted hereby or by specific prior approval would constitute the unauthorized disclosure of insider information.

6. Between the date of this letter and the closing date, the business of BCI will be operated consistently with its practices immediately prior to the date of this letter.

7. The acquisition agreement will contain other ordinary and customary provisions, representations and warranties for a contract of this nature. The parties will proceed promptly in good faith to proceed and complete due diligence and to prepare, execute and deliver a definitive acquisition agreement. From the date of this letter until the date of closing, or earlier in the event the parties determine in writing not to proceed with the transaction, neither Mr. Bartow nor BCI will make or receive offers for the sale of BCI's capital stock, business or assets. This letter of intent is intended to be a binding agreement, subject to Chronicle's satisfaction with the points identified above.

If the foregoing provisions are acceptable to you, please approve in the space provided below and return the enclosed copy of this letter to me.

Sincerely,
/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chairman

Accepted and approved
/s/ Randy Bartow
Randy Bartow, sole stockholder

Date:  December 31, 1998

Exhibit 2.2
CHRONICLE COMMUNICATIONS INC.,
2601 2nd Avenue
Tampa, Florida 33605
813-248-0100 Fax 813-247-2133


March 9, 1999

Seminole Scrap Corporation
322 North Federal Highway
Boynton Beach, Fl  33435

This binding letter of intent sets forth the terms and conditions pursuant to which Chronicle Communications, Inc., a Georgia corporation, ("Chronicle") will purchase all of the common stock of Seminole Scrap Corporation, a Florida corporation, ("SSC").

1)	SSC will include in the purchase, for additional value, all business combinations currently in negotiations. Chronicle Communications will be included in the said negotiations with a first right of refusal if a binding letter of intent is consummated.

2)	The officers of the operating corporation will enter into a two year employment and non-competition and confidentiality agreement with Chronicle and the president of SSC will agree to serve on Chronicle's board of directors or elect a qualified replacement for a period of two years.

3) 	Purchase price will be paid as follows:

$35,000,000 in $5 stated value voting convertible preferred shares of Chronicle Communications. All preferences to be defined in the definitive agreement with registration rights.

In the event additional combinations are included all relative rights and privileges will be accorded on an equivalent basis.

4) 	An audit of SSC's financial statements for 1997 and 1998 must be completed before signing the definitive Acquisition Agreement with the result that the audited assets, liabilities and revenues and profits must be of a non-material difference from the un-audited financial statements. If the variance is considered material by Chronicle, Chronicle has the right to terminate this letter of intent.

5) 	All litigation pending or threatened which encumbers or may encumber SSC must be fully disclosed and agreed to be continued or resolved prior to closing to the satisfaction of Chronicle Communications.

6) 	All agreements, leases and other contracts must be undisturbed by the sale of stock.

7) 	Any compensation change of greater than 3% from acceptance hereof to closing must be approved by Chronicle.

8) 	Between the date of this letter and the closing date, SSC business will be operated consistent with its practice immediately prior to the date of this letter.

9) 	All representations and warranties made by SSC in the Acquisition
Agreement will be true and correct when made and on the closing date.

10) 	Following the execution of the this letter, SSC and Chronicle will make its books, records, operations and employees available for inspection and interview by representatives and agents of Chronicle, subject to confidentiality, for purposes of due diligence, the results of which must be to mutual satisfaction.

11) 	Following the execution of this letter, SSC will disclose all material information regarding its business, operations, condition and prospects (financial and otherwise) and will not omit any information which is required to make any information disclosed not misleading, subject to confidentiality, such business, operations condition, and prospects must be to mutual satisfaction. No additional common shares may be issued.

12)	The Acquisition agreement will contain other ordinary and customary provisions, representations and warranties for a contract of this nature.

13)	The day of the signing of this letter of intent, Chronicle Communications,
Inc., will generate a mutually agreeable press release on the purchase for release to the general public, and filing a report on Form 8-K to allow
Chronicle to meet SEC guidelines.

14)	Each party will bear it's own costs incurred in connection with the transaction.

The parties will proceed promptly in good faith to prepare, execute and deliver a definitive Acquisition agreement. From the date of this letter until the date of closing, or earlier in the event the parties determine in writing not to proceed with the Acquisition, SSC will not make or receive offers for the sale of SSC capital stock, business or assets. This letter of intent is intended to be a binding agreement above and as provided in this paragraph. Neither party will issue any public statement regarding the transaction contemplated by this letter of intent without the prior written approval of the other party.

If the foregoing provisions are acceptable to you, please approve in the space provided below and return the enclosed copy of this letter to me.


Sincerely,

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chairman/CEO



Accepted and approved
Seminole Scrap Corporation

/s/ Norman J. Birmingham
By:  Norman J. Birmingham
Sr. Vice President


Date: March 9, 1999

Exhibit 2.3
CHRONICLE COMMUNICATIONS INC.,
2601 2nd Avenue
Tampa, Florida 33605
813-248-0100  Fax 813-247-2133


March 1, 1999

Bruce Moses
Frontline Consulting Services Inc.
8701 Mallard Creek Rd.
Charlotte, NC  28262


This binding letter of intent sets forth the terms and conditions pursuant to which Chronicle Communications, Inc., a Georgia corporation, ("Chronicle") will purchase all of the stock of Frontline Consulting Services Inc., a North Carolina corporation, ("FCS").

1)	FCS will include in the purchase, for additional value, all business combinations currently in negotiations. Chronicle Communications will be included in the said negotiations with a first right of refusal if a binding letter of intent is consummated.

2)	All employees, officers, directors and employees, will enter into a two year non-competition and confidentiality agreement with Chronicle. FCS's president will serve on Chronicle's board of directors for a period of two years. In the event a non - employee is selected as the board member the members rights will be as stated in the company by-laws as amended. Certain officers and employees of FCS will enter into a separate employment contract with Chronicle.

3) 	Purchase price will be paid as follows:

$2,500,000 in restricted common stock in (CRNC) Chronicle, valued at $5.00 per share.

4) 	An audit of FCS's financial statements for 1997 and 1998 must be completed before signing the definitive Acquisition Agreement with the result that the audited assets, liabilities and revenues and profits must be of a non-material difference from the un-audited financial statements. If the variance is considered material (10%+-) by Chronicle, Chronicle has the right to terminate this letter of intent.

5) 	All litigation pending or threatened which encumbers or may encumber FCS must be fully disclosed and agreed to be continued or resolved prior to closing to the satisfaction of Chronicle Communications.

6) 	All agreements, leases and other contracts must be undisturbed by the sale of stock.

7) 	Any compensation change of greater than 3% from acceptance hereof to closing must be approved by Chronicle.

8) 	Between the date of this letter and the closing date, FCS business will be operated consistent with its practice immediately prior to the date of this letter.

9) 	All representations and warranties made by FCS in the Acquisition
Agreement will be true and correct when made and on the closing date.

10) 	Following the execution of the this letter, FCS will make its books, records, operations and employees available for inspection and interview by representatives and agents of Chronicle, subject to confidentiality, for purposes of due diligence, the results of which must be to Chronicle's satisfaction.

11) 	Following the execution of this letter, FCS will disclose all material information regarding its business, operations, condition and prospects (financial and otherwise) and will not omit any information which is required to make any information disclosed not misleading, subject to confidentiality, such business, operations condition, and prospects must be to Chronicle's satisfaction.

12) 	Following the execution of this letter, Chronicle will disclose all material information regarding its business, operations, condition and prospects (financial and otherwise) and will not omit any information which is required to make any information disclosed not misleading, subject to confidentiality, such business, operations condition, and prospects must be to Chronicle's satisfaction.

13)	The Acquisition agreement will contain other ordinary and customary provisions, representations and warranties for a contract of this nature.

14)	Chronicle Communications, Inc., agrees to provide financing in an amount no less than $800,000 through internal cash flows, capital raises, or lines of credit specifically created for FCS. Further, Chronicle Communications agrees to close this transaction on or before April 30, 1999, subject to completion of the audit.

15)	The day of the signing of this letter of intent, Chronicle Communications,
Inc., will generate a mutually agreeable press release on the purchase for release to the general public, and filing a report on Form 8-K to allow
Chronicle to meet SEC guidelines.

16)	Each party will bear it's own costs incurred in connection with this transaction.

The parties will proceed promptly in good faith to prepare, execute and deliver a definitive Acquisition agreement. From the date of this letter until the date of closing, or earlier in the event the parties determine in writing not to proceed with the Acquisition, FCS will not make or receive offers for the sale of FCS capital stock, business or assets. This letter of intent is intended to be a binding agreement for the terms above and as provided in this paragraph. Neither party will issue any public statement regarding the transaction contemplated by this letter of intent without the prior written approval of the other party.

If the foregoing provisions are acceptable to you, please approve in the space provided below and return the enclosed copy of this letter to me.


Sincerely,

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chairman/CEO


Accepted and approved

Frontline Consulting Services Inc.,

/s/ Bruce Moses
Bruce Moses, President


Date: March 2, 1999

Exhibit 2.4
CHRONICLE COMMUNICATIONS INC.,
2601 2nd Avenue
Tampa, Florida 33605
813-248-0100 Fax 813-247-2133


February 26, 1999

Robert L. Lewis, Trustee
Florida Machine & Welding Inc.
1500 Chamber Dr.
Bartow, Florida  33830


This binding letter of intent sets forth the terms and conditions pursuant to which Chronicle Communications, Inc., a Georgia corporation, ("Chronicle") will purchase all of the stock of Florida Machine & Welding Inc., a Florida corporation, ("FMW").

1)	FMW will include in the purchase, for additional value, all business combinations currently in negotiations. Chronicle Communications will be included in the said negotiations with a first right of refusal if a binding letter of intent is consummated.
2)	Mr. Maxwell, will enter into a five year non-competition and confidentiality agreement with Chronicle and FMW and serve on Chronicle's board of directors or elect a qualified replacement for a period of two years. In the event a non - employee is selected as the board member the members rights will be as stated in the company by-laws as amended.
3) 	Purchase price will be paid as follows:
$8,000,000 in $5 stated value voting convertible preferred shares of Chronicle Communications. All preferences to be defined in the definitive agreement with registration rights.

In the event additional combinations are included all relative rights and privileges will be accorded on an equivalent basis.

NOTE:  Chronicle agrees to pay Dan Hefner 40,000 registered shares at the time of the signing of this binding letter of intent.
4) 	An audit of FMW's financial statements for 1997 and 1998 must be completed before signing the definitive Acquisition Agreement with the result that the audited assets, liabilities and revenues and profits must be of a non-material difference from the un-audited financial statements. If the variance is considered material by Chronicle, Chronicle has the right to terminate this letter of intent.
5) 	All litigation pending or threatened which encumbers or may encumber FMW must be fully disclosed and agreed to be continued or resolved prior to closing to the satisfaction of Chronicle Communications.
6) 	All agreements, leases and other contracts must be undisturbed by the sale of stock.
7) 	Any compensation change of greater than 3% from acceptance hereof to closing must be approved by Chronicle.
8) 	Between the date of this letter and the closing date, FMW business will be operated consistent with its practice immediately prior to the date of this letter.
9) 	All representations and warranties made by FMW in the Acquisition
Agreement will be true and correct when made and on the closing date.
10) 	Following the execution of the this letter, FMW will make its books, records, operations and employees available for inspection and interview by representatives and agents of Chronicle, subject to confidentiality, for purposes of due diligence, the results of which must be to Chronicle's satisfaction.
11) 	Following the execution of this letter, FMW will disclose all material information regarding its business, operations, condition and prospects
(financial and otherwise) and will not omit any information which is required to make any information disclosed not misleading, subject to confidentiality, such business, operations condition, and prospects must be to Chronicle's satisfaction.
12)	The Acquisition agreement will contain other ordinary and customary provisions, representations and warranties for a contract of this nature.
13)	Chronicle Communications, Inc., agrees to provide financing in an amount no less than $350,000 and no greater than $500,000 within 5 days of signing this letter of intent. Further, Chronicle Communications agrees to close this transaction on or before April 30, 1999, subject to completion of the audit.
14)	The day of the signing of this letter of intent, Chronicle Communications,
Inc., will generate a mutually agreeable press release on the purchase for release to the general public, and filing a report on Form 8-K to allow
Chronicle to meet SEC guidelines.
15)	Each party will bear it's own costs incurred in connection with the transaction.

The parties will proceed promptly in good faith to prepare, execute and deliver a definitive Acquisition agreement. From the date of this letter until the date of closing, or earlier in the event the parties determine in writing not to proceed with the Acquisition, FMW will not make or receive offers for the sale of FMW capital stock, business or assets. This letter of intent is intended to be a binding agreement above and as provided in this paragraph. Neither party will issue any public statement regarding the transaction contemplated by this letter of intent without the prior written approval of the other party.

If the foregoing provisions are acceptable to you, please approve in the space provided below and return the enclosed copy of this letter to me.


Sincerely,

/s/ John V.Whitman, Jr.
John V. Whitman, Jr.
Chairman/CEO



Accepted and approved

FMW, Inc.

/s/ Robert L. Lewis, Trustee
Robert L. Lewis, Trustee
Sole stockholder of FMW, Inc.

Date: March 2, 1999